FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

2ND QUARTER EARNING RESULTS

CINCINNATI, OHIO - August 2, 2005 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $25.7 million ($0.54 per share) for the second quarter of 2005 compared to $15.0 million ($0.32 per share) for the second quarter of 2004. For the first six months of 2005, net income was $43.5 million ($0.92 per share) compared to $32.0 million ($0.68 per share) for the same period in 2004.

In addition to net income, GAFRI has consistently utilized "core net operating earnings," a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure. Many investors and analysts focus on this non-GAAP measure which sets aside items that may not be indicative of core operating earnings, which for GAFRI includes realized gains (losses), loss on retirement of subsidiary trust securities and an accounting change. Core net operating earnings were $19.8 million ($0.42 per share) for the second quarter of 2005 compared to $17.9 million ($0.38 per share) for the second quarter of 2004.

Core net operating earnings were $38.1 million ($0.81 per share) for the first six months of 2005 compared to $32.3 million ($0.68 per share) for the same period in 2004. The increase in core net operating earnings reflects improved results in each of the Company's lines of business. A reconciliation of this non-GAAP measure to net income is included in the accompanying Summary of Earnings.

Statutory premiums of $635 million in the first six months of 2005 were 14% higher than in the first six months of 2004 as a result of increased sales of the Company's single premium annuities. Single premium annuity sales in 2005 include approximately $100 million of fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI in the first quarter of 2005. Statutory premiums were slightly lower in the second quarter of 2005 compared to the same period in 2004 primarily reflecting lower single premium fixed annuity sales, partially offset by higher sales in the Company's supplemental insurance lines.

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S. Craig Lindner, Chief Executive Officer of the Company, commented, "This is the eighth consecutive quarter in which the Company's operating earnings were higher than the comparable prior year period. We believe that this performance evidences the strength of our business lines as well as the operational improvements and cost efficiencies implemented over the last several years. Spread compression, caused by the general level of interest rates, has been a challenge for the annuity industry over the last several years. However, we believe the Company is well positioned from a financial and operational standpoint to pursue growth internally and through acquisitions."

As previously announced, GAFRI's parent company (American Financial Group, Inc.) expects to conduct a review of its environmental liabilities in the second half of 2005. GAFRI will also be reviewing the environmental liabilities at its former manufacturing operations (which were discontinued prior to 1993). At June 30, 2005, the reserve for these liabilities on GAFRI's balance sheet was $6 million. The review is expected to be completed prior to year end 2005. Management does not expect that the results of this review will have a material effect on the financial condition or results of operations of GAFRI.

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, and Great American Life Assurance Company of Puerto Rico. Through these companies, GAFRI markets fixed and variable annuities and a variety of supplemental, long-term care and life insurance.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 11:30 a.m. (EDT) tomorrow, on August 3, 2005. Toll-free telephone access will be available by dialing 1-800-659-1942, (International dial in
1-617-614-2710). Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours following the completion of the call, at around 1:30 p.m. (EDT) and will run until 8:00 p.m. on August 10, 2005. To listen to the replay, dial 1-888-286-8010, (International dial in 1-617-801-6888) and provide the confirmation code 13258741. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Summary of Earnings

(In millions, except per share amounts)
	Three months ended June 30,		Six months ended June 30,

	2005	2004	2005	2004
Revenues:
Net investment income	$139.8	$131.4	$283.7	$258.8
Life, accident and health premiums (a)	92.3	87.5	184.4	177.8
Other income (b)	32.7	27.5	58.3	46.0
Total revenues	264.8	246.4	526.4	482.6

Benefits and expenses:
Benefits to policyholders	153.6	139.7	303.4	281.3
Insurance acquisition expenses	33.8	32.7	69.1	62.8
Interest and other financing expenses	7.0	6.4	13.8	14.2
Other expenses (b)	41.9	41.5	85.9	78.0
Total benefits and expenses	236.3	220.3	472.2	436.3

Core operating earnings	28.5	26.1	54.2	46.3
Related income taxes	8.7	8.2	16.1	14.0

Core net operating earnings	19.8	17.9	38.1	32.3

Non-operating items, aftertax:
Realized gains (losses)	5.9	(2.9)	5.4	2.8
Loss on retirement of subsidiary trust securities	-	-	-	(0.9)
Cumulative effect of accounting change (c)	-	-	-	(2.2)
Net income	$ 25.7	$ 15.0	$ 43.5	$ 32.0

Average common shares outstanding - diluted	47.3	47.3	47.3	47.3

Diluted earnings per share data:
Core net operating earnings	$ 0.42	$ 0.38	$ 0.81	$ 0.68
Realized gains (losses)	0.12	(0.06)	0.11	0.06
Loss on retirement of subsidiary trust securities	-	-	-	(0.02)
Cumulative effect of accounting change (c)	-	-	-	(0.04)
Diluted net income per common share	$ 0.54	$ 0.32	$ 0.92	$ 0.68

Supplemental Information
Fixed Annuity Premiums (a)	$163.3	$181.2	$403.1(d)	$330.6
Variable Annuity Premiums (a)	21.8	26.5	47.9	54.2
Total Statutory Premiums	278.3	289.7	634.5(d)	555.6

Book value per share			$23.96	$19.20
Book value per share excluding unrealized gains on fixed maturities			$19.69	$17.92

  For GAAP purposes, annuity premiums are accounted for as deposits rather than revenues.
  The increase in other income and other expenses reflects primarily the operating revenues and expenses of additional real estate investments acquired in the third quarter of 2004 and the second quarter of 2005.
  Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.

  Includes approximately $100 million received from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI.